Exhibit (c)(vi)
PRELIMINARY DRAFT Project Seashore Special Committee materials September 13th, 2023 1

PRELIMINARY DRAFT Disclaimer The accompanying materials were compiled on a confidential basis by Rothschild & Co US Inc. (“Rothschild & Co”) for the use and benefit of the Special Committee (the “Special Committee”) of the Board of Directors of Consolidated Communications Holdings, Inc. (the “Company” or “Condor”) solely in connection with its evaluation of the transaction referred to herein. Neither Rothschild & Co nor any of its affiliates, nor any of its or their respective officers, directors, employees, advisors, agents or representatives, represents or warrants as to the accuracy or completeness of any of the materials set forth herein. Nothing contained in the accompanying materials is, or shall be relied upon as, a promise or representation as to the past, present or future. 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PRELIMINARY DRAFT

Preliminary assessment of valuation methodologies

April 12th closing price: $2.76
Seagull proposal: $4.00
1st Seagull verbal indication: $4.20
2nd Seagull verbal indication: $4.35

Category	Methodology		Per-share value ($ actual)[1,2]	Implied EV ($bn)[2]	Assumptions
Core methodologies	Selected public company analysis	EV / 2024E Revenue[3]	n.m. – 4.75	$2.5 – 3.1[4]	EV / 2024E Revenue: 2.25x – 2.75x
Core methodologies	Selected public company analysis	EV / 2024E Adj. EBITDA[3]	n.m. – 3.92 (7.1x multiple implies $0 of equity value; Current trading implies 8.4x '24E EBITDA)	$1.9 – 2.5[4]	EV / 2024E Adj. EBITDA multiple: 5.5x – 7.0x
Core methodologies	Selected public company analysis	EV / 2025E Adj. EBITDA	n.m. – 4.50	$2.4 – 3.0[4]	EV / 2025E Adj. EBITDA multiple: 5.5x – 7.0x
Core methodologies	Selected precedent transactions	EV / LTM Q2'23 Adj. EBITDA[3]	n.m. – 4.00	$1.9 – 3.0[4]	EV / LTM Adj. EBITDA: 6.0x – 9.4x
Core methodologies	Illustrative discounted cash flow analysis		3.25 – 9.75 (Incl. NOL value[5]: 2.50 – 10.50)	$2.9 – 3.7	PGR: 1.5 – 2.5%; WACC: 9.5 – 10.5%; Valuation date as of 6/30/2023
Other references	Premia paid analysis	All-cash going private transactions	3.75 – 5.00	$3.0 – 3.1[4]	35 – 80% (25th and 75th percentile, respectively) premia to April 12, 2023 closing price of $2.76
Other references	Premia paid analysis	All-cash acquisitions	3.25 – 4.25	$2.9 – 3.0[4]	21 – 53% (25th and 75th percentile, respectively) premia to April 12, 2023 closing price of $2.76
Other references	Other metrics	52-week high / low	2.15 – 5.97	$2.8 – 3.2[4]	52-week trading high and low closing prices as of September 1, 2023
Other references	Other metrics	Analyst target prices *Unaffected*	2.50 – 4.50	$2.8 – 3.0[4]	Represents low and high of analyst target prices as of April 12, 2023[6]
Other references	Other metrics	Analyst target prices *Current*	3.75 – 4.00	$3.0 – 3.0[4]	Represents low and high of analyst target prices as of September 1, 2023[6]
Other references	Other metrics	Analyst target prices *Intrinsic*	3.94 – 4.72	$3.0 – 3.1[4]	Represents low and high of analyst DCF-based valuations as of September 1, 2023[6]

Sources: Standalone LRP, company filings, FactSet (as of September 1, 2023), Bloomberg (as of September 1, 2023), US Fed, Kroll Cost of Capital Guide

Notes:
1. Rounded to neared $0.25 except for 52-week high / low and analyst target prices
2. Per Condor Management, assumes 118.7m fully diluted shares outstanding, net debt of $1.99bn, net, tax-effected PBO and OPEB of $94.5m, NCI of $8.0m, Investments of $9.1m and preferred equity valued at liquidation preference of $498.3m
3. Financials through 2024E adjusted for pro forma impact of WA divestiture per Condor Management
4. NPV of WA proceeds and interim cash flows treated as cash-like item for purposes of EV bridge ($68m; see p. 22)
5. NOL schedule based on Standalone LRP
6. Current analyst target prices based, in part, on take-out price; intrinsic represents DCF-based analysis; Selection excludes SADIF Investment Analytics

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PRELIMINARY DRAFT

DCF sensitivity to varying operating assumptions

Does not contemplate illustrative impacts to liquidity and NOL usage

Item	Base assumption	Sensitivity range	Implied per-share DCF midpoint range[1,2,3]
Residential fiber terminal penetration	▪ Residential fiber cohorts reach 40% penetration by year 6	35% – 40% – 45%	3.73 – 7.30
Residential fiber ARPU growth rate	▪ Existing residential fiber subscriber ARPU grown at 4.0% p.a.; new cohort residential fiber subscriber ARPU grown at 5.0% p.a	0%;1% – 4%; 5% – 5%; 6%	n.m. – 7.48
Cost per home passed	▪ Blended cost per home passed increases from ~$850 in 2024 to ~$1,250 by 2027, dropping to ~$725 thereafter (pre-CWIP / Inventory)	-$200 vs. base – ~$850 – ~1,250; ~$725 – +$200 vs. base	5.07 – 6.08
Enterprise sales growth rate	▪ Enterprise sales decline ~1% in 2023E and grow at a CAGR of ~3.1% from 2024 – 2031E	0% – ~3.1% – 5%	3.04 – 7.50
Non-video COGS % of sales	▪ COGS % of sales decline from ~15.1% in 2023E and stepped down to 12.0% by 2027E; held at 12.0% through 2031E	-100 bps vs. base – ~15.0 – 12.0% – +100 bps vs. base	4.70 – 6.63
Terminal Adj. EBITDA margin	▪ Adj. EBITDA margin reaches ~50.5% by 2031E	45% – ~50.5% – 51%	1.01 – 6.12
Terminal CapEx % of sales	▪ "Steady-state" CapEx estimated at 13% of sales in terminal period	10% – 13% – 15%	4.53 – 7.40

Base DCF (*ex. NOLs*) midpoint: $5.66

Sources: Standalone LRP, company filings, FactSet (as of September 1, 2023), Bloomberg (as of September 1, 2023), US Fed, Kroll Cost of Capital Guide

Notes:

1. Sensitivity analyses vs. Standalone LRP
2. Valuation date as of June 30, 2023 as per Condor Management, Condor Management-provided FDSO of 118.7m as of July 31, 2023
3. Assumes WACC of 10.0% and PGR of 2.0%

4

PRELIMINARY DRAFT Illustrative share price $2.76 $3.84 $4.00 $4.20 $4.35 $4.50 $5.00 $5.50 $6.00 $6.50 $7.00 $7.50 Implied premia to: Unaffected (Apr. 12, 2023) $2.76 – 39.1% 44.9% 52.2% 57.6% 63.0% 81.2% 99.3% 117.4% 135.5% 153.6% 171.7% Current (Sep. 1, 2023) $3.84 (28.1%) – 4.2% 9.4% 13.3% 17.2% 30.2% 43.2% 56.3% 69.3% 82.3% 95.3% 1-month VWAP $2.49 10.9% 54.2% 60.7% 68.7% 74.7% 80.8% 100.8% 120.9% 141.0% 161.1% 181.2% 201.3% 2-month VWAP $2.86 (3.5%) 34.2% 39.8% 46.8% 52.1% 57.3% 74.8% 92.3% 109.7% 127.2% 144.7% 162.2% 3-month VWAP $3.07 (10.1%) 25.1% 30.3% 36.8% 41.7% 46.6% 62.8% 79.1% 95.4% 111.7% 128.0% 144.3% 6-month VWAP $3.54 (22.1%) 8.4% 12.9% 18.5% 22.7% 27.0% 41.1% 55.2% 69.3% 83.4% 97.5% 111.6% 52-week high (Sep. 12, 2022) $5.97 (53.8%) (35.7%) (33.0%) (29.6%) (27.1%) (24.6%) (16.2%) (7.9%) 0.5% 8.9% 17.3% 25.6% 52-week low (Mar. 24, 2023) $2.15 28.4% 78.6% 86.0% 95.3% 102.3% 109.3% 132.6% 155.8% 179.1% 202.3% 225.6% 248.8% (×) Fully diluted shares outstanding 118.7 118.7 118.7 118.7 118.7 118.7 118.7 118.7 118.7 118.7 118.7 118.7 Implied equity value $328 $456 $475 $498 $516 $534 $593 $653 $712 $771 $831 $890 (+) Net debt 1,989 1,989 1,989 1,989 1,989 1,989 1,989 1,989 1,989 1,989 1,989 1,989 (-) NPV of WA assets (68) (68) (68) (68) (68) (68) (68) (68) (68) (68) (68) (68) (+) Preferred stock (at liquidation pref.) 498 498 498 498 498 498 498 498 498 498 498 498 (+) Other adjustments 93 93 93 93 93 93 93 93 93 93 93 93 Implied enterprise value $2,841 $2,969 $2,988 $3,012 $3,029 $3,047 $3,107 $3,166 $3,225 $3,285 $3,344 $3,403 Memo: implied EV premium – 4.5% 5.2% 6.0% 6.6% 7.3% 9.4% 11.4% 13.5% 15.6% 17.7% 19.8% Implied multiples EV / Revenue 2022PF $1,124 2.53x 2.64x 2.66x 2.68x 2.69x 2.71x 2.76x 2.82x 2.87x 2.92x 2.97x 3.03x LTM Jun-23PF 1,104 2.57 2.69 2.71 2.73 2.74 2.76 2.81 2.87 2.92 2.97 3.03 3.08 2023E (pro forma) 1,095 2.59 2.71 2.73 2.75 2.77 2.78 2.84 2.89 2.94 3.00 3.05 3.11 2024E (pro forma) 1,119 2.54 2.65 2.67 2.69 2.71 2.72 2.78 2.83 2.88 2.94 2.99 3.04 2025E 1,185 2.40 2.50 2.52 2.54 2.56 2.57 2.62 2.67 2.72 2.77 2.82 2.87 EV / Adj. EBITDA 2022PF $354 8.0x 8.4x 8.4x 8.5x 8.6x 8.6x 8.8x 8.9x 9.1x 9.3x 9.4x 9.6x LTM Jun-23PF 319 8.9 9.3 9.4 9.4 9.5 9.6 9.7 9.9 10.1 10.3 10.5 10.7 2023E (pro forma) 313 9.1 9.5 9.5 9.6 9.7 9.7 9.9 10.1 10.3 10.5 10.7 10.9 2024E (pro forma) 354 8.0 8.4 8.4 8.5 8.6 8.6 8.8 8.9 9.1 9.3 9.5 9.6 2025E 436 6.5 6.8 6.9 6.9 7.0 7.0 7.1 7.3 7.4 7.5 7.7 7.8 Analysis at various prices Seagull 2nd verbal indication implies 9.7x, 8.6x and 7.0x 23E, 24E and 25E Adj. EBITDA, respectively 5 Sources: Company filings, FactSet (as of September 1, 2023 and April 12, 2023), Standalone LRP Notes: 1. Calendar day VWAPs; as of April 12, 2023 2. Valuation date as of June 30, 2023 as per Condor Management, Condor Management-provided FDSO of 118.7m as of July 31, 2023 3. NPV of WA proceeds and interim cash flows treated as cash-like item; 2022 – 2024 financials adjusted for pro forma impact of WA divestiture per Condor Management 4. Other adjustments include net, tax-effected PBO and OPEB, NCI and Investments (net tax-effected PBO and OPEB provided per Condor Management, NCI and Investments sourced from Company filings) 5. Projected metrics per Standalone LRP; historical metrics per Condor Management on like-for-like basis to Standalone LRP pro forma for divestures of Ohio and Kansas City operations and wireless partnerships Unaffected Seagull Current proposal 2 3 5 2 1 1 1 1 4 3 3 3 3 3 3 3 3 1 st Verbal indication 2 nd Verbal indication